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                                                                   EXHIBIT 10.01

                              SECOND AMENDMENT TO
                ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION
                      BETWEEN PORTACOM WIRELESS, INC. AND
                 ASIAN AMERICAN TELECOMMUNICATIONS CORPORATION
                              AND ITS SHAREHOLDERS


     That certain Acquisition Agreement and Plan of Reorganization (the "Agreement") dated as of April 26, 1996, as amended on May 20, 1996 ("First Amendment"), between PortaCom Wireless, Inc. ("Company"), Asian American Telecommunications Corporation ("AAT") and each of the holders of shares or rights to receive shares in the capital of AAT (collectively, the "AAT Shareholders") as reflected in Exhibit "1" attached thereto is hereby amended this _____ day of July, 1996 by making the following changes:

     1.   Section 1.1 of the Agreement is hereby amended to read as follows:

               1.1  Shares Being Exchanged.  Subject to the terms and conditions
                    ----------------------
          of this Agreement, at the closing provided for in Section 2 hereof (the "Closing") each of the AAT Shareholders as reflected on Amended Exhibit "1" attached hereto who join in this Agreement shall sell, assign, transfer and deliver to the Company all of the AAT shares or warrants to receive AAT shares which each of them respectively own, hold in trust, have a right to receive or will have a right to receive.

     2.   Section 1.2 of the Agreement is hereby amended to read as follows:

               1.2  Consideration.  Subject to the terms and conditions of this
                    -------------
          Agreement and in consideration of the sale, assignment, transfer and delivery of the AAT shares and warrants to purchase shares in AAT to the Company, at the Closing the Company shall issue and deliver to the AAT Shareholders a total of two shares of Common Stock of the Company for each share of AAT that is issued and outstanding, and warrants that entitle each holder of warrants to purchase AAT shares to thereafter purchase, for the same total consideration, two shares of Common Stock of the Company for each share in AAT the holder was entitled to purchase. The purchase price of each share of the Company's Common Stock purchased under the warrants shall be one-half of the purchase price of each AAT share that could have been purchased under the AAT warrants.

     3.   Section 1.3 is hereby deleted from the Agreement.

     4.   Section 2.1 of the Agreement is hereby amended to read as follows:

               2.1  Time and Place.  The closing of the transactions
                    --------------
          contemplated by this Agreement (the "Closing") shall be held at the offices of Day, Campbell & McGill,
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          3070 Bristol Street, Suite 650, Costa Mesa, California 92626, at 10:00
          a.m. on the earliest practicable date following satisfaction of all conditions to Closing stated herein (the "Closing Date"), or at such other time and place as the parties may agree upon in writing.

     5.   Section 2.2 of the Agreement is hereby amended to read as follows:

               2.2  Deliveries by the AAT Shareholders.  At the Closing, each
                    ----------------------------------
          AAT Shareholder shall deliver to the Company the following: (a) share certificates or warrants representing the number of AAT shares set forth opposite the name of such AAT Shareholder on Exhibit "1" hereto, duly endorsed or accompanied by transfer powers duly executed in blank and otherwise in form acceptable for transfer; (b) a letter in the form attached hereto as Exhibit "2" executed by such AAT Shareholders or other appropriate letter and (c) such other written statements or forms as the Company deems necessary or desirable to perfect the transfers.

     6.   Section 2.4 of the Agreement is hereby amended to read as follows:

               2.4  Deliveries by the Company.  At the Closing, in addition to
                    -------------------------
          the documents referred to in Section 9.3 hereof, the Company shall deliver to the AAT Shareholders the following: (a) a stock certificate (and warrant for those AAT Shareholders holding warrants to purchase AAT Shares) issued in the name of each AAT Shareholder representing the number of Company Shares each such AAT Shareholder is entitled to receive; (b) certified resolutions of the Company's Board of Directors authorizing the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder; and
          (c) a certificate of good standing of the Company from the Registrar of Companies of British Columbia dated as of the most recent practicable date.

     7.   Section 3.1 of the Agreement is hereby amended to read as follows:

               3.1  Title.  Such AAT Shareholder owns, has the right to receive
                    -----
          or on the Closing Date will have the right to receive the number of AAT shares or warrants set forth opposite such AAT Shareholder's name on Exhibit "1" hereto, or any amendment to Exhibit "1" hereto approved by the Company, and shall transfer to the Company at Closing good and valid title to said number of AAT shares or warrants, free and clear of all liens, claims, options, charges, and encumbrances of every kind, character or description.

     8.   The following Section 4.3(c) is hereby added to the Agreement:

               (c) Notwithstanding the foregoing, AAT has or will perfect an amendment to its Memorandum of Association that authorizes the issuance of up to 40,000,000

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          shares, which amendment will enable it to issue additional shares and grant warrants entitling the holders to purchase additional shares in the total amounts reflected on Exhibit "1",

     9. Section 4.5 of the Agreement is hereby amended to change the date of the AAT Financial Statements from March 31, 1996 to June 30, 1996.

     10. Section 4.7(f) of the Agreement is hereby amended to delete subsections (4) and (5) and to renumber subsection (6) as subsection (4).

     11.  Section 4.7(g) of the Agreement is hereby amended to read as follows:

               (g) AAT has not effected or committed itself to effect any amendment or modification to its Memorandum of Association or Articles of Association except as stated in Section 4.3(c).

     12.  Section 4.12 of the Agreement is hereby amended to read as follows:

               4.12  Contracts and Undertakings.  Section 4.7(f), as amended,
                     --------------------------
          contains a complete list of all contracts, instruments, leases, licenses, agreements, commitments and other undertakings to which AAT is or contemplates being a party or by which it or its properties or assets are or will be bound, copies of which have been furnished to the Company or will be furnished to the Company when available, the receipt of which is hereby acknowledged. AAT is not in default, or alleged to be in default, under any of the contracts, instruments, leases, licenses, agreements, commitments or undertakings listed in
          Section 4.7(f) and, to the knowledge of AAT, no other party to any of said contracts, instruments, leases, licenses, agreements, commitments or undertakings is in default thereunder nor, to the knowledge of AAT, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any of said contracts, instruments, leases, licenses, agreements, commitments or undertakings. AAT has not entered into and is not subject to any contract or agreement containing covenants limiting the right of AAT to compete in any business or with any person. Notwithstanding the above, each of the contracts referenced above in Section 4.7(f) are subject to approval by the Sichuan Commission of Foreign Trade and Economic Cooperation ("COFTEC") and HAT receiving a Business License from the State Administration of Industry and Commerce of PRC.

     13.  Section 5.3 of the Agreement is hereby amended to read as follows:

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               5.3  Capitalization.
                    --------------

                    (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Common Stock, no par value, of which approximately 12,096,154 shares were issued and outstanding on the date hereof, and (ii) 100,000,000 Class "A" Preference shares and 100,000,000 Class "B" Preference shares, none of which are outstanding. All of the issued and outstanding shares of Common Stock of the Company were issued in compliance with applicable state and federal securities laws, are duly authorized, validly issued, fully paid and non-assessable, and are not subject to preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or is bound.

                    (b) Except as set forth on Amended Schedule 5.3(b), attached hereto, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any bond, note, or other security of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     14. Section 5.5 of the Agreement is hereby amended to include within the definition of the Company Financial Statements delivered to AAT the Company's balance sheets and statements of operations, stockholders equity and cash flows for the periods ended December 31, 1995 (audited) and June 30, 1996 (unaudited).

     15. The first sentence of Section 5.12 of the Agreement is hereby amended to limit its application to contracts having an annual dollar value of $25,000.00 or more.

     16.  Section 6.3 of the Agreement is hereby amended to read as follows:

               6.3  Governing Documents.  AAT shall not amend its Memorandum of
                    -------------------
          Association except as disclosed elsewhere in this Agreement.

     17.  The following Section 6.8 is hereby made a part of this Agreement:

               6.8  Private Placement.  As of the date of this Agreement AAT is
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          offering for sale through a private placement ("Private Placement") up to 7,500,000 shares at a purchase price of $4.00 per share plus accompanying warrants that allow the subscribers to purchase up to 3,750,000 shares at a purchase price of $6.00 per share within three years of the date of purchase of Private Placement shares. At the time of sale of Private Placement shares each purchaser will be requested to become a party to this Agreement and upon doing so shall become an AAT Shareholder

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          owning the number of Private Placement shares and warrants subscribed for and shall be entitled to all obligations and benefits of AAT Shareholders under this Agreement, all as if such AAT Shareholder were listed on Exhibit "1" as of the date hereof.

     18.  Section 9.1(f) of the Agreement is hereby amended to read as follows:

               (f)  NASDAQ Listing.  The Company shall have taken all steps
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          necessary and received all authorizations necessary for the Company's
          Common Stock to become listed for trading on the NASDAQ System by no later than immediately after the Closing.

     19.  The following Section 9.1(g) is hereby made a part of the Agreement:

               (g)  Vancouver Stock Exchange.  The Company's Common Stock shall
                    ------------------------
          have been withdrawn from listing and shall no longer be listed or traded on the Vancouver Stock Exchange.

     20. Sections 9.2(h) and (i) of the Agreement are hereby amended to read as follows:

               (h)  Sichuan Province Public Switched Telephone Network ("PSTN")
                    -----------------------------------------------------------
          Project. AAT and the other parties referenced above in Sections
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          4.7(f)(1), (2), and (3) shall have entered into the contracts specified therein. Such contracts shall have become binding and effective and shall have received the approval of COFTEC. HAT shall have received a Business License from the State Administration of Industry and Commerce of PRC.

               (i)  Legal Opinion Regarding Sichuan Province PSTN Project.  The
                    -----------------------------------------------------
          Company shall have obtained a satisfactory legal opinion from Cha & Pan satisfactory to the Company to the effect that (i) the contracts described above in Sections 4.7(f)(1), (2), and (3) are legally binding contracts enforceable in accordance with their terms, (ii) that the contracts have been approved by all governmental agencies whose approval is required for such contracts to become effective and
          (iii) HAT has received from the State Administration of Industry and Commerce of PRC such business license as is required for HAT to fulfill its obligations under the contracts.

     21. Section 11 of the Agreement is hereby deleted from the Agreement effective as of the date hereof.

     22.  The following Section 12.1(h) is hereby added to the Agreement.

               (h) by AAT if current negotiations with Metromedia International Telecommunications, Inc. ("MIT") that would provide, subsequent to or concurrently with the Closing under this Agreement, for the merger or acquisition of the Company

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          with or by MIT do not result in terms satisfactory to the Company and the Company elects not to proceed with the merger or acquisition.

     23. The Interim Operating Agreement, Exhibit "5" to the Agreement, is hereby terminated and superseded by this Second Amendment and all obligations of either party thereunder are terminated as of the date hereof.

     IN WITNESS WHEREOF, this Second Amendment has been duly executed and delivered by the parties hereto as of the date first above written. Except as amended herein the Agreement and First Amendment remain in full force and effect. By executing this Second Amendment each AAT Shareholder who was not previously a party to the Agreement shall become a party to the Agreement and be entitled to all benefits and subject to all obligations hereof as if such AAT Shareholder had been a party to the Agreement on the date it was first executed.

                              ASIAN AMERICAN TELECOMMUNICATIONS CORPORATION a Cayman Islands corporation

                              By: _______________________________________
                                  Max E. Bobbitt, President and
                                   Chief Executive Officer


                              PORTACOM WIRELESS, INC.
                              A British Columbia corporation

                              By: ____________________________________
                                  Douglas C. MacLellan, President and
                                   Chief Executive Officer

                              Address:   8055 West Manchester Avenue
                                         Suite 730
                                         Playa del Rey, California  90293

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